Exhibit 99.3

CONSENT OF JOSEPH L. MOREA TO BE NAMED AS A TRUSTEE

CONSENT

The undersigned hereby consents to being named in the Registration Statement on Form S-11 (Registration No. 333-221708) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”) of Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Trust”), as an individual to become a trustee of the Trust and to the inclusion of his biographical information in the Registration Statement.

Dated: November 14, 2017

/s/ Joseph L. Morea
Joseph L. Morea